EXHIBIT 18

January 30, 2003

Mr. Larry Maingot

Controller

Bairnco Corporation

Suite 432

300 Primera Boulevard

Lake Mary, Florida 32746

Dear Mr. Maingot:

Note 8 of Notes to Consolidated Financial Statements of Bairnco Corporation included in its Form 10K for the year ended December 31, 2002 describes a change in the actuarial valuation measurement date for its pension plans from September 30 to November 30.  According to management of the Company, the change in measurement date was made to align the valuation more closely with the Company’s December 31 fiscal year end and to facilitate the annual budgeting and planning process.  There are no authoritative criteria for determining a preferable actuarial valuation measurement date based on the particular circumstances; however, we conclude that such change in the actuarial valuation measurement date is an acceptable change which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

Very truly yours,

/s/ Ernst & Young LLP